EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
JANUARY 19, 2016		304-525-1600

PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
COMPLETION OF FIRST NATIONAL BANKSHARES ACQUISITION

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI) a $1.3 billion community bank holding company with two bank subsidiaries announced that its acquisition of the First National Bankshares Corporation (“First National”) was completed effective with the close of business on January 15, 2016.  First National, a $245 million single bank holding company (as of September 30, 2015) headquartered in Ronceverte, West Virginia, is parent company of First National Bank also headquartered in Ronceverte, West Virginia.  Under terms of an agreement of merger dated July 6, 2015, each share of First National common stock will be entitled to receive 1.690 shares of Premier common stock, with Premier issuing approximately 1.4 million shares as a result of the acquisition.  The resulting merger will expand Premier’s footprint into the Greenbrier Valley of West Virginia and into Covington, Virginia along Interstate 64 with six branch locations.

Premier President and CEO Robert W. Walker commented, “We are excited about the opportunity to once again expand the Premier community bank franchise, this time into a completely new market for our company.  Adding First National Bank’s network of six branches to Premier expands our opportunities into the eastern part of West Virginia and adjoining western part of Virginia.  Premier’s community oriented approach to banking is managed in geographic regions with divisional presidents making local lending decisions.  After conversion to our data processing and information systems, First National Bank customers should enjoy Premier’s ever increasing modern financial products and services such as internet and mobile banking, electronic bank statements, service charge free ATM usage at all West Virginia and Virginia Rite Aid Pharmacy locations, and checking accounts with credit monitoring services and alerts that help customers manage their financial information and help prevent identity fraud.  Commercial customers will also benefit from Premier’s larger lending limits and cash management products while retaining the quality customer service and prompt credit decisions for which community banks like First National and Premier are well-known.”

Certain Statements contained in this news release, including without limitation, statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.